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                                                                Exhibit 15

                            FINGERHUT COMPANIES, INC.

                           CHANGE OF CONTROL AGREEMENT


         THIS AGREEMENT dated as of May 1, 1998 is made between FINGERHUT COMPANIES, INC., a Minnesota corporation having its principal place of business in Minnetonka, Minnesota (the "Company"), and William J. Lansing (the "Executive"), a resident of Wilton, Connecticut.

                                   ARTICLE I.
                                    PURPOSES

         The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued service of the Executive, despite the possibility or occurrence of a change of control of the Company. The Board believes it is imperative to reduce the distraction of the Executive that would result from the personal uncertainties caused by a pending or threatened change of control, to encourage the Executive's full attention and dedication to the Company, and to provide the Executive with compensation and benefits arrangements upon a change of control which ensure that the expectations of the Executive will be satisfied and are competitive with those of similarly-situated corporations. This Agreement is intended to accomplish these objectives.

                                   ARTICLE II.
                               CERTAIN DEFINITIONS

         When used in this Agreement, the terms specified below shall have the following meanings:

         2.1 "Accrued Obligations" -- see Section 5.3.

         2.2 "Agreement Term" means the period commencing on the date of this Agreement and ending on May 31, 2000 (the "Expiration Date"); provided, however, that if a Change of Control or an Imminent Control Change Date occurs before the Expiration Date, then (a) the Agreement Term shall automatically extend to a date which is twelve (12) months after the date of the Change of Control or Imminent Change of Control, as further extended under the terms of this sentence should any Change of Control or Imminent Change of Control occur prior to the expiration of the Agreement Term as from time to time so extended.

         2.3 "Article" means an article of this Agreement.

         2.4 "Beneficial owner" means such term as defined in Rule 13d-3 of the SEC under the 1934 Act.

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         2.5 "Cause" -- see Section 4.3(b).

         2.6 "Change of Control" means, except as otherwise provided below, the occurrence of any of the following:

                    a. any person (as such term is used in Rule 13d-5 of the SEC under the 1934 Act) or group (as such term is defined in Section 13(d) of the 1934 Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes the beneficial owner of 25% or more of the common stock of the Company or of Voting Securities representing 25% or more of the combined voting power of all Voting Securities of the Company, except that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 80% of both the common stock of such corporation and the combined voting power of the Voting Securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportion as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be;

                    b. individuals who, as of the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the 1934 Act); or

                    c. approval by the stockholders of the Company of any of the following:

                             (1) a merger, reorganization or consolidation
                    ("Merger") with respect to which the individuals and entities who were the respective beneficial owners of the stock and Voting Securities of the Company immediately before such Merger do not, after such Merger, beneficially own, directly or indirectly, more than 80% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportion as their ownership immediately before such Merger, or

                             (2) the sale or other disposition of all or
                    substantially all of the assets of the Company.

Despite clauses (a), (b) and (c) of this definition, a Change of Control shall not occur with respect to the Executive if the Executive is, by written agreement executed before such Change of Control, a participant on such Executive's own behalf in a transaction in which the persons or

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entities (or their affiliates) with whom the Executive has the written agreement
Acquire the Company (as defined below) and, pursuant to the written agreement, the Executive has an equity interest in the resulting entity or a right to acquire such an equity interest. "Acquire the Company" means the acquisition of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of the stock (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the 1934 Act) or substantially all of the assets of the Company or its successors.

         2.7 "Code" means the Internal Revenue Code of 1986, as amended.

         2.8 "Disability" -- see Section 4.1(b).

         2.9 "Effective Date" means the first date on which a Change of Control occurs during the Agreement Term. Despite anything in this Agreement to the contrary, if the Company terminates the Executive's employment before the date of a Change of Control, and if the Executive reasonably demonstrates that such termination of employment (a) was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or (b) otherwise arose in connection with or anticipation of the Change of Control, then "Effective Date" shall mean the date immediately before the date of such termination of employment.

         2.10 "Good Reason" -- see Section 4.4(b).

         2.11 "Gross-up Payment" -- see Section 7.1.

         2.12 "Imminent Control Change Date" means any date on which occurs (a) a presentation to the Company's stockholders generally or any of the Company's directors or executive officers of a proposal or offer for a Change of Control, or (b) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer for a Change of Control, or (c) such proposal or offer remains effective and unrevoked.

         2.13 "IRS" means the Internal Revenue Service.

         2.14 "1934 Act" means the Securities Exchange Act of 1934.

         2.15 "Notice of Termination" means a written notice given in accordance with Section 11.7 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

         2.16 "Plans" means plans, programs, policies or practices of the Company.

         2.17 "Policies" means policies, practices or procedures of the Company.

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         2.18 "Post-Change Period" means the period commencing on the Effective
Date and ending on the second anniversary of such date.

         2.19 "SEC" means the Securities and Exchange Commission.

         2.20 "Section" means, unless the context otherwise requires, a section of this Agreement.

         2.21 "Subsidiary" means a corporation as defined in Section 424(f) of the Code with the Company being treated as the employer corporation for purposes of this definition.

         2.22 "Termination Date" means the date of receipt of the Notice of Termination or any later date specified in such notice (which date shall be not more than 15 days after the giving of such notice), as the case may be; provided, however, that (a) if the Company terminates the Executive's employment other than for Cause or Disability, then the Termination Date shall be the date of receipt of such Notice of Termination and (b) if the Executive's employment is terminated by reason of death or Disability, then the Termination Date shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         2.23 "Termination Performance Period" -- see Section 3.2(b)(2)(B).

         2.24 "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.


                                  ARTICLE III.
                         POST-CHANGE PERIOD PROTECTIONS

         3.1 Position and Duties.

                    a. During the Post-Change Period, (1) the Executive's position (including offices, titles, reporting requirements and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Effective Date and (2) the Executive's services shall be performed at the location where the Executive was employed immediately before the Effective Date or any other location less than 40 miles from such former location.

                    b. During the Post-Change Period (other than any periods of vacation, sick leave or disability to which the Executive is entitled), the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive in accordance with this Agreement, to use the Executive's best efforts to perform faithfully and efficiently such duties. During the Post-Change Period, the Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage personal investments, so long as such activities are consistent with the Policies of the Company at the Effective Date and do not

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         significantly interfere with the performance of the Executive's duties under this Agreement. To the extent that any such activities have been conducted by the Executive before the Effective Date and were consistent with the Policies of the Company at the Effective Date, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of the Executive's duties under this Agreement.

         3.2 Compensation.

                    a. Base Salary. During the Post-Change Period, the Company shall pay or cause to be paid to the Executive an annual base salary in cash ("Guaranteed Base Salary"), which shall be paid in a manner consistent with the Company's payroll practices in effect immediately before the Effective Date at a rate at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Company in respect of the 12-month period immediately before the Effective Date. During the Post-Change Period, the Guaranteed Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other peer executives of the Company. Any increase in Guaranteed Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement. After any such increase, the Guaranteed Base Salary shall not be reduced and the term "Guaranteed Base Salary" shall thereafter refer to the increased amount.

                    b. Target Bonus.

                             (1) In addition to Guaranteed Base Salary, the
                    Company shall pay or cause to be paid to the Executive a bonus (the "Guaranteed Bonus") for each Performance Period which ends during the Post-Change Period. "Performance Period" means each period of time designated in accordance with any bonus arrangement ("Bonus Plan") which is based upon performance and approved by the Board or any committee of the Board. The Guaranteed Bonus shall be at least equal to the product of

                             (A) the greatest of (i) the On Plan Percentage (as defined below), or (ii) the Actual Bonus Percentage (as defined below), multiplied by

                             (B) the Guaranteed Annual Salary.

                    (2)    For purposes of this Section 3.2(b):

                             (A) "On Plan Percentage" means the percentage of Guaranteed Base Salary to which the Executive would have been entitled under any Bonus Plan for the Performance Period for which the Guaranteed Bonus is awarded ("Current Performance Period") as if the performance achieved 100% of performance goals established pursuant to such Bonus Plan.

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                             (B) "Actual Bonus Percentage" means the percentage
                             of the rate of Guaranteed Base Salary for the Current Performance Period which the Executive would accrue as a bonus under any Bonus Plan if the performance during the Current Performance Period were measured by the actual performance during the Current Performance Period; provided, however, that for purposes of calculating the Guaranteed Bonus, "Actual Bonus Percentage" means the percentage of the rate of Guaranteed Base Salary for the Performance Period during which the Termination Date occurred (the "Termination Performance Period") which the Executive would accrue as a bonus under any Bonus Plan if the performance during such Termination Performance Period were measured by the actual performance during the Termination Performance Period before the Termination Date projected to the last day of such Performance Period.

                    c. Incentive, Savings and Retirement Plans. In addition to Guaranteed Base Salary and Guaranteed Bonus payable as provided in this Section, the Executive shall be entitled to participate during the Post-Change Period in all incentive (including long-term incentives), savings and retirement Plans applicable to other peer executives of the Company, but in no event shall such Plans provide the Executive with incentive (including long-term incentives), savings and retirement benefits which, in any case, are less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

                    d. Welfare Benefit Plans. During the Post-Change Period, the Executive and the Executive's family shall be eligible to participate in, and receive all benefits under, welfare benefit Plans provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance Plans) and applicable to other peer executives of the Company and their families, but in no event shall such Plans provide benefits which in any case are less favorable, in the aggregate, than the most favorable of those provided to the Executive under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

                    e. Fringe Benefits. During the Post-Change Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable Plans applicable to peer executives of the Company, but in no event shall such Plans provide fringe benefits which in any case are less favorable, in the aggregate, than the most favorable of those provided by the Company to peer executives under such Plans in effect at any time during the 90-day period immediately before the Effective Date.

                    f. Expenses. During the Post-Change Period, the Executive shall be entitled to prompt reimbursement of all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those

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         provided by the Company for the Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

                    g. Office and Support Staff. During the Post-Change Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

                    h. Vacation. During the Post-Change Period, the Executive shall be entitled to paid vacation in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

         3.3 Stock Options and Restricted Stock.

                    a. Stock Options. In addition to the other benefits provided in this Section, on the Effective Date, the Executive shall become fully vested in any and all outstanding stock options granted to Executive for shares of common stock of the Company or to the extent that such options are not vested, shall receive a lump-sum cash payment equal to the spread of all non-vested, forfeited options as of the date such options are forfeited.

                    b. Restricted Stock. On the Effective Date, the Executive shall become fully vested in any and all undistributed shares of Restricted Stock granted pursuant to the employment agreement between the Company and the Executive dated on or about May 1, 1998.


                                   ARTICLE IV.
                            TERMINATION OF EMPLOYMENT

         4.1 Disability.

                    a. During the Post-Change Period, the Company may terminate the Executive's employment upon the Executive's Disability (as defined in Section 4.1(b))) by giving the Executive or his legal representative, as applicable, (1) written notice in accordance with
         Section 11.7 of the Company's intention to terminate the Executive's employment pursuant to this Section and (2) a certification of the Executive's Disability by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative. The Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after the Executive's receipt of such notice unless, before the Disability Effective Date, the Executive shall have resumed the full-time performance of the Executive's duties.

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                    b. "Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six months and can be expected to be permanent or of indefinite duration, and that renders the Executive unable to perform the duties required under this Agreement.

         4.2 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Post-Change Period.

         4.3 Cause.

                    a. During the Post-Change Period, the Company may terminate the Executive's employment for Cause.

                    b. "Cause" means any of the following: commission by the Executive of any felony; or willful breach of duty by the Executive in the course of the Executive's employment; except that Cause shall not mean:

                             (1) bad judgment or negligence;

                             (2) any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled);

                             (3) any act or omission with respect to which a determination could properly have been made by the Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under the Company's by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

                             (4) any act or omission with respect to which notice of termination of employment of the Executive is given more than 12 months after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission.

                    c. Any termination of the Executive's employment by the Company for Cause shall be communicated to the Executive by Notice of Termination.

         4.4 Good Reason.

                    a. During the Post-Change Period, the Executive may terminate his or her employment for Good Reason.

                    b. "Good Reason" means any of the following:

                             (1) the assignment to the Executive of any duties
                    inconsistent in any respect with the Executive's position (including offices, titles, reporting requirements or responsibilities), authority or duties as contemplated by

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                    Section 3.1(a)(1), or any other action by the Company which results in a diminution or other material adverse change in such position, authority or duties;

                             (2) any failure by the Company to comply with any
                    of the provisions of Article III;

                             (3) the Company's requiring the Executive to be
                    based at any office or location other than the location described in Section 3.1(a)(2);

                             (4) any other material adverse change to the terms
                    and conditions of the Executive's employment;

                             (5) any purported termination by the Company of the
                    Executive's employment other than as expressly permitted by this Agreement (any such purported termination shall not be effective for any other purpose under this Agreement); or

                             (6) a termination of employment by the Executive
                    for any reason during the 30-day period immediately following the first anniversary of the Effective Date.

                  Any reasonable determination of "Good Reason" made in good faith by the Executive shall be conclusive.

                    c. Any termination of employment by the Executive for Good Reason shall be communicated to the Company by Notice of Termination. A passage of time prior to delivery of Notice of Termination or a failure by the Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.


                                   ARTICLE V.
                   OBLIGATIONS OF THE COMPANY UPON TERMINATION

         5.1 If by the Executive for Good Reason or by the Company Other Than for Cause or Disability. If, during the Post-Change Period, the Company shall terminate Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment for Good Reason, the Company shall immediately pay the Executive, in addition to all vested rights arising from the Executive's employment as specified in Article III, a cash amount equal to the sum of the following amounts:

                    a. to the extent not previously paid, the Guaranteed Base Salary and any accrued vacation pay through the Termination Date;

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                    b. the difference between (1) the product of (A) the
         Guaranteed Bonus, multiplied by (B) a fraction, the numerator of which is the number of days in the Termination Performance Period which elapsed before the Termination Date, and the denominator of which is the total number of days in the Termination Performance Period, and (2) the amount of any Guaranteed Bonus paid to the Executive with respect to the Termination Performance Period;

                    c. all amounts previously deferred by or an accrual to the benefit of the Executive under any nonqualified deferred compensation or pension plan, together with any accrued earnings thereon, and not yet paid by the Company;

                    d. an amount equal to the product of (1) three (3.0) multiplied by (2) the sum of (A) Guaranteed Base Salary and (B) the highest Guaranteed Bonus paid (or payable regardless of whether earned) to the Executive in the two prior years provided that if within sixty 60 days after Executive commences employment with the Company, the Company enters into a merger or similar agreement with that company or any affiliate thereof which has been in merger or similar negotiations with the Company within thirty (30) days prior to the date of this Agreement, which later results in a transaction between the Company and that company or any affiliate thereof, in lieu of the benefit provided in this 5.1(d), Executive shall receive an amount equal to the product of one (1.0) multiplied by the sum of (A) $450,000 (annual base salary) and (B) the maximum annual bonus payable to Executive with respect to his first year of employment;

                    e. an amount equal to the sum of the value of the unvested portion of the Executive's accounts or accrued benefits under any qualified plan maintained by the Company as of the Termination Date;

                    f. an amount equal to the value (determined using actuarial assumptions consistent with those used by the Company for financial reporting purposes) of the Executive's accrued benefits under (1) the Fingerhut Corporation Pension Excess Plan and (2) the Fingerhut Companies, Inc. Nonqualified Supplemental Executive Retirement Plan (or any such successor or similar plans as may be in effect as of the Termination Date) (the "Excess/Supplemental Plans" calculated as though the Executive (A) continued to accrue benefits under the Excess/Supplemental Plans for a period of three years after the Termination Date, and (B) received compensation during each year of such three-year period equal to the sum of the Guaranteed Base Salary and the highest Guaranteed Bonus paid (or payable) to the Executive in the two years preceding the Termination Date; and

                    g. an amount equal to the payment to which the Executive would be entitled under the Fingerhut Corporation Profit Sharing Excess Plan (or any such successor or similar plan as may be in effect as of the Termination Date) for the plan year in which the Termination Date occurs as if the Executive were eligible to share in the Company's contribution to the Fingerhut Corporation Profit Sharing Plan for such plan years; and

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                    h. pay on behalf of Executive all fees and costs charged by the outplacement firm selected by the Executive to provide outplacement services or at the election of the Executive, cash equal to the fees and expenses such outplacement firm would charge.

Until the third anniversary of the Termination Date or such later date as any Plan of the Company may specify, the Company shall continue to provide to the Executive and the Executive's family welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs) which are at least as favorable as the most favorable Plans of the Company applicable to other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 90-day period immediately before the Effective Date. The cost of such welfare benefits shall not exceed the cost of such benefits to the Executive immediately before the Termination Date or, if less, the Effective Date. Notwithstanding the foregoing, if the Executive is covered under any medical, life, or disability insurance plan(s) provided by a subsequent employer, then the amount of coverage required to be provided by the Employer hereunder shall be reduced by the amount of coverage provided by the subsequent employer's medical, life, or disability insurance plan(s). The Executive's rights under this Section shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation continuation coverage required by Section 4980 of the Code.

         5.2 If by the Company for Cause. If the Company terminates the Executive's employment for Cause during the Post-Change Period, this Agreement shall terminate without further obligation by the Company to the Executive, other than the obligation immediately to pay the Executive in cash the Executive's Guaranteed Base Salary through the Termination Date, plus the amount of any compensation previously deferred by the Executive, plus any accrued vacation pay, in each case to the extent not previously paid.

         5.3 If by the Executive Other Than for Good Reason. If the Executive terminates employment during the Post-Change Period other than for Good Reason, Disability or death, this Agreement shall terminate without further obligations by the Company, other than the obligation immediately to pay the Executive in cash all amounts specified in clauses (a), (b) and (c) of the first sentence of
Section 5.1 (such amounts collectively, the "Accrued Obligations").

         5.4 If by the Company for Disability. If the Company terminates the Executive's employment by reason of the Executive's Disability during the Post-Change Period, this Agreement shall terminate without further obligations to the Executive, other than

                    (a) the Company's obligation immediately to pay the Executive in cash all Accrued Obligations, and

                    (b) the Executive's right after the Disability Effective Date to receive disability and other benefits at least equal to the greater of (1) those provided under the most favorable disability Plans applicable to disabled peer executives of the Company in effect immediately before the Termination Date or (2) those provided under the most

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        favorable disability Plans of the Company in effect at any time during the 90-day period immediately before the Effective Date.

         5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Post-Change Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the obligation immediately to pay the Executive's estate or beneficiary in cash all Accrued Obligations. Despite anything in this Agreement to the contrary, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company to the surviving families of peer executives of the Company under such Plans, but in no event shall such Plans provide benefits which in each case are less favorable, in the aggregate, than the most favorable of those provided by the Company to the Executive under such Plans in effect at any time during the 90-day period immediately before the Effective Date.


                                   ARTICLE VI.
                            NON-EXCLUSIVITY OF RIGHTS

         6.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 5.1, the Executive hereby waives the right to receive severance payments under any other Plan or agreement of the Company.

         6.2 Other Rights. Except as provided in Section 6.1, this Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other Plans, provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.


                                  ARTICLE VII.
                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

         7.1 Gross-up for Certain Taxes. If it is determined (by the reasonable computation of the Company's independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate ("Certificate") delivered to the Executive) that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise (collectively, the "Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, immediately after such determination, pay the Executive an amount (the "Gross-up Payment") equal to the product of

                    (a) the amount of such Excise Taxes
multiplied by

                    (b) the Gross-up Multiple (as defined in Section 7.4).

The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.

         The Executive or the Company may at any time request the preparation and delivery to the Executive of a Certificate. The Company shall, in addition to complying with Section 7.2, cause all determinations and certifications under the Article to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive's individual tax returns on a timely basis.

         7.2 Determination by the Executive.

                    a. If the Company shall fail to deliver a Certificate to the Executive (and to pay to the Executive the amount of the Gross-up Payment, if any) within 14 days after receipt from the Executive of a written request for a Certificate, or if at any time following receipt of a Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive ("Executive Counsel Opinion"), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the "Executive's Determination"). Within 14 days after delivery of the Executive's Determination to the Company, the Company shall either (1) pay the Executive the Gross-up Payment set forth in the Executive's Determination (less the portion of such amount, if any, previously paid to the Executive by the Company) or (2) deliver to the Executive a Certificate specifying the Gross-up Payment determined by the Company's independent auditors, together with an opinion of the Company's counsel ("Company Counsel Opinion"), and pay the Executive the Gross-up Payment specified in such Certificate. If for any reason the Company fails to comply with clause (2) of the preceding sentence, the Gross-up Payment specified in the Executive's Determination shall be controlling for all purposes.

                    b. If the Executive does not make a request for, and the Company does not deliver to the Executive, a Certificate, the Company shall, for purposes of Section 7.3, be deemed to have determined that no Gross-up Payment is due.

         7.3 Additional Gross-up Amounts. If, despite the initial conclusion of the Company and/or the Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a "Non-Parachute Item"), it is later determined (pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or the Company's independent auditors that any of the Non-Parachute

Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Company or the Executive pursuant to Section 7.1 or 7.2, as applicable, then the Company shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of

                    (a) the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Section 7.1 multiplied by

                    (b) the Gross-up Multiple.

         7.4 Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; provided that, if such sum exceeds 0.8, it shall be deemed equal to 0.8 for purposes of this computation. (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

         7.5 Opinion of Counsel. "Executive Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accord with this Article and applicable law. "Company Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that (a) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth of the Certificate of Company's independent auditors has been calculated in accord with this Article and applicable law, and (b) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

         7.6 Amount Increased or Contested. The Executive shall notify the Company in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by the Company of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect the Company's obligations under this Article only if and to the extent that such failure results in actual prejudice to the Company. The Executive shall not pay such claim less than 30 days after the Executive gives such notice to the Company (or, if sooner, the date on which payment of such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

                    a. give the Company any information that it reasonably requests relating to such claim,

                    b. take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    c. cooperate with the Company in good faith to contest such claim, and

                    d. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Company shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

         7.7 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7.6) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination before the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.
Any contest of a denial of refund shall be controlled by Section 7.6.

                                  ARTICLE VIII.
                              EXPENSES AND INTEREST

         8.1 Legal Fees and Other Expenses.

                    a. If the Executive incurs legal fees or other expenses in a good faith effort to obtain benefits under this Agreement (including, without limitation, the fees and other expenses of the Executive's legal counsel in connection with the delivery of the Opinion referred to in Section 7.5), regardless of whether the Executive ultimately prevails, the Company shall reimburse the Executive on a current basis for such fees and expenses to the extent not reimbursed under the Company's officers and directors liability insurance policy, if any. The existence of any controlling case or regulatory law which is directly inconsistent with the position taken by the Executive shall be evidence that the Executive did not act in good faith.

                    b. Reimbursement of legal fees and expenses shall be made monthly upon the written submission of a request for reimbursement together with evidence that such fees and expenses are due and payable or were paid by the Executive. If the Company shall have reimbursed the Executive for legal fees and expenses and it is later determined that the Executive was not acting in good faith, all amounts paid on behalf of, or reimbursed to, the Executive shall be promptly refunded to the Company.

         8.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at a annual rate equal to two percent (2.0%) above the base commercial lending rate announced by Harris Trust and Savings Bank in effect from time to time during the period of such nonpayment.


                                   ARTICLE IX.
                            NO SET-OFF OR MITIGATION

         9.1 No Set-off by Company. The Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

         9.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.


                                   ARTICLE X.
                       CONFIDENTIALITY AND NONCOMPETITION

         10.1 Confidentiality. Executive acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their business, operations, employees and customers, which gives the Company and its subsidiaries a competitive advantage in the retail catalogue industry and other businesses in which the Company and its subsidiaries are engaged ("Confidential Information"). Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. Executive agrees that, except as required by the duties of his employment with the Company and/or its subsidiaries and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, he will not, without the consent of the Company, disseminate or otherwise disclose any Confidential Information obtained during his employment with the Company and/or its subsidiaries for so long as such information is valuable and unique.

         10.2 Noncompetition/Nonsolicitation.

                    a. Executive agrees that, during the period of his employment with the Company and/or its subsidiaries and, if Executive's employment is terminated for any reason, thereafter for a period of one
         (1) year, Executive will not at any time directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 10.2(d).

                    b. Executive agrees that, during the period of his employment with the Company and/or its subsidiaries and, if Executive's employment is terminated for any reason, thereafter for a period of one
         (1) year, Executive shall not make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 10.2(b) shall, however, restrict Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (1) such investment does not give Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (2) such investment does not create a conflict of interest between Executive's duties hereunder and Executive's interest in such investment.

                    c. Executive agrees that, during the period of his employment with the Company and/or its subsidiaries and, if Executive's employment is terminated for any reason, thereafter for a period of one
         (1) year, Executive shall not (1) employ any employee of the Company and/or its subsidiaries or (2) interfere with the Company's or any of its subsidiaries' relationship with, or endeavor to entice away from the Company and/or its subsidiaries any person, firm, corporation, or other business organization who or which at any time (whether before or after the date of Executive's termination of employment), was an employee, customer, vendor or supplier of, or maintained a business relationship with, any business of the Company and/or its subsidiaries which was conducted at any time during the period commencing one year prior to the termination of employment.

                    d. For the purpose of this Section 10.2, "Prohibited Business" shall be defined as any retail catalogue business or any other type of business, entity and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever the Company does business, in the United States or abroad.

         10.3 Remedy. Executive and the Company specifically agree that, in the event that Executive shall breach his obligations under this Article X, the Company and its subsidiaries will suffer irreparable injury and no adequate remedy for such breach, and shall be entitled to injunctive relief therefor, and in particular, without limiting the generality of the foregoing, the Company shall not be precluded from pursuing any and all remedies it may have at law or in equity for breach of such obligations; provided, however, that such breach shall not in any manner or degree whatsoever limit, reduce or otherwise affect the obligations of the Company under this Agreement, and in no event shall an asserted breach of the Executive's obligations under this Article X constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.


                                   ARTICLE XI.
                                  MISCELLANEOUS

         11.1 No Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         11.2 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

         11.3 Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

         11.4 Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

         11.5 Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

         11.6 Amendments. Except as provided in Section 2.2 hereof, this Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive.

         11.7 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to the Executive:

                    William J. Lansing
                    address to be provided to Company by Executive in writing upon his relocation.

                    If to the Company:

                    Fingerhut Companies, Inc.
                    4400 Baker Road
                    Minnetonka, MN 55343
                    Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         11.9 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota, without regard to its choice of law principles.

         11.10 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

         11.11 Tax Withholding. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

         11.12 No Waiver. The Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

         11.13 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter. The parties have also entered into an employment agreement which sets forth certain terms and conditions of Executive's employment with the Company and to the extent any of the terms of such employment agreement conflict with any provision herein, the provision most favorable to the Executive shall control.

                    IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.


                                             /s/ William J. Lansing
                                             ----------------------------------
                                             William J. Lansing


                                             FINGERHUT COMPANIES, INC.


                                             By: /s/ Michael Sherman
                                                -------------------------------

                                             Title:  SVP
                                                -------------------------------